UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2016
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CLEARWATER PAPER CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	001-34146	20-3594554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 West Riverside Ave., Suite 1100
Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (509) 344-5900
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)       The Clearwater Paper Corporation Board of Directors elected John P. O’Donnell and Alexander Toeldte as Directors, effective April 1, 2016.  Mr. O’Donnell will serve as one of the Board’s Class III directors whose members’ terms expire at the Company’s annual meeting to be held in 2017.  Mr. Toeldte will serve as one of the Board’s Class I directors whose members’ terms expire at the Company’s annual meeting to be held in 2018.  Mr. O’Donnell will serve on the Compensation Committee of the Board, and Mr. Toeldte will serve on the Nominating and Governance Committee of the Board.

There was no arrangement or understanding between Messrs. O’Donnell or Toeldte and any other person pursuant to which Messrs. O’Donnell or Toeldte, respectively, was elected as a director.  There are no transactions or relationships between the Company and Messrs. O’Donnell or Toeldte that are reportable under Item 404(a) of Regulation S-K.

Messrs. O’Donnell and Toeldte will receive compensation for their service pursuant to the Company's exiting directors' compensation program described in the Company's most recent Proxy, including the receipt of phantom common stock units subject to the Company's Deferred Compensation Plan for Directors. They will also enter into the Company's standard indemnification agreement for directors and executive officers.

On April 1, 2016 the Company issued a press release announcing the election of Mr. O’Donnell and Mr. Toeldte to the Board of Directors.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.            Financial Statements and Exhibits

(d)  Exhibits.

          99.1      Press release issued by Clearwater Paper Corporation, dated April 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 1, 2016

CLEARWATER PAPER CORPORATION

		By:	/s/ Michael S. Gadd
Michael S. Gadd, Corporate Secretary

Exhibit	Description

99.1	Press release of Clearwater Paper Corporation dated April 1, 2016.